NEWS RELEASE

For Immediate Release
Date: April 27, 2012
Contact: Madge Cremer
515.281.1071
mcremer@fhlbdm.com

FHLB Des Moines Reports First Quarter 2012 Preliminary Unaudited Financial Results

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the first quarter ended March 31, 2012. The Bank expects to file its First Quarter 2012 Form 10-Q with the Securities and Exchange Commission (SEC) on or about May 11, 2012.

Operating Results

For the three months ended March 31, 2012, the Bank recorded net income of $45.2 million compared to $26.0 million for the same period in 2011. The Bank's net income was primarily impacted by net interest income, losses on debt extinguishments, and gains on derivative and hedging activities.

The Bank's net interest income totaled $69.9 million for the first three months of 2012 compared with $62.1 million for the same period last year. The increase was primarily driven by improved funding costs and advance prepayment fee income, partially offset by a decline in investment interest income. During the three months ended March 31, 2012, the Bank's interest expense on consolidated obligations decreased $39.9 million when compared to the same period in 2011. The decrease was due to a decline in consolidated obligation bond volumes and the low interest rate environment. In addition, the Bank called certain higher-costing debt in order to reduce its future interest costs and reposition its balance sheet. These improved funding costs were partially offset by a decline in the Bank's investment interest income, which declined $33.5 million when compared to the same period in 2011 primarily due to principal paydowns on mortgage-backed securities (MBS).

In addition, for the three months ended March 31, 2012, net interest income included advance prepayment fee income, net of hedging fair value adjustments, of $16.9 million compared to $3.1 million for the same period in 2011. The majority of these prepayment fees were the result of a member's prepayment of approximately $2.1 billion of fixed rate advances. The prepaid advances were primarily replaced with variable rate advances and therefore did not impact the Bank's total advance balance at March 31, 2012. The Bank is required by regulation to charge a prepayment fee to make itself financially indifferent to a member's decision to prepay an advance prior to its stated maturity. Excluding the impact of advance prepayment fees, the Bank's net interest margin remained stable at 0.42 percent for the first quarter of 2012 compared with 0.44 percent for the first quarter of 2011.

The Bank utilized the advance prepayment fees noted above to extinguish certain consolidated obligation bonds. The Bank extinguished bonds with a total par value of $150.5 million and $33.0 million during the three months ended March 31, 2012 and 2011, and recorded losses of $22.7 million and $4.6 million, respectively. These losses are reflected through "Net loss on extinguishment of debt" in the Statements of Income, which is a component of other income (loss).

The Bank's net income for the first quarter of 2012 was positively impacted by the use of derivatives and hedging activities. The Bank utilizes derivative instruments to manage its interest rate risk, including mortgage prepayment risk, and to achieve its risk management objectives. Because derivative accounting rules require all derivatives to be recorded at fair value in the Bank's Statements of Condition, the Bank may be subject to income statement volatility. During the three months ended March 31, 2012, the Bank recorded net gains of $21.0 million on its derivative and hedging activities compared to net gains of $2.0 million in the same period of 2011. These gains were recorded as a component of other income (loss) and were primarily due to economic derivatives, which do not qualify for fair value hedge accounting. During the three months ended March 31, 2012, the Bank recorded net gains of $16.9 million on economic derivatives compared to losses of $1.6 million during the same period in 2011. These gains were primarily due to the effect of changes in interest rates on interest rate swaps economically hedging certain financial instruments carried at fair value in the Bank's Statements of Condition.

Balance Sheet Highlights

The Bank's total assets decreased to $48.3 billion at March 31, 2012 from $48.7 billion at December 31, 2011 and $52.8 billion at March 31, 2011. The decrease was mainly due to a decline in investment securities resulting primarily from principal paydowns on MBS.

The Bank's total liabilities decreased to $45.5 billion at March 31, 2012 from $45.9 billion at December 31, 2011 and $50.1 billion at March 31, 2011. The decrease was due primarily to a decline in consolidated obligation discount notes resulting from a decrease in total assets.

Total capital was $2.8 billion at March 31, 2012 and December 31, 2011 and $2.7 billion at March 31, 2011. Retained earnings was $598.3 million at March 31, 2012, $569.0 million at December 31, 2011, and $565.1 million at March 31, 2011.

Dividend

At its regular meeting in May, the Board of Directors is scheduled to review and approve the first quarter 2012 dividend. A dividend announcement is expected on or about May 11, 2012.

Additional financial information will be provided in the Bank's First Quarter 2012 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or about May 11, 2012.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)

Statements of Condition (dollars in millions)	March 31, 2012	December 31, 2011	March 31, 2011
Advances	$26,608	$26,591	$27,963
Investments	14,146	14,637	17,381
Mortgage loans held for portfolio, net	7,155	7,138	7,202
Total assets	48,345	48,733	52,841
Consolidated obligations	44,209	44,822	48,217
Total capital stock - Class B putable	2,074	2,109	2,118
Retained earnings	599	569	565
Accumulated other comprehensive income	131	134	64
Total capital	2,804	2,812	2,747
Total regulatory capital[1]	2,680	2,684	2,690

1	Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

	Three Months Ended
	March 31,
Operating Results and Performance Ratios	2012	2011
(dollars in millions)
Net interest income	$69.9	$62.1
Provision for credit losses on mortgage loans	—	5.6
Net interest income after provision for credit losses	69.9	56.5
Other income (loss)	(4.9)	(6.5)
Other expense	14.8	14.6
Total assessments	5.0	9.4
Net income	45.2	26.0

Net interest margin	0.55%	0.46%
Net interest margin, excluding advance prepayment fees	0.42%	0.44%
Return on average equity	6.52%	3.79%
Return on average capital stock	8.80%	4.93%
Return on average assets	0.36%	0.19%
Regulatory capital ratio	5.54%	5.09%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operation" included in the Bank's First Quarter 2012 Form 10-Q to be filed on or about May 11, 2012 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota, and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.